Exhibit 5

United States Steel Corporation Law Department 600 Grant Street Pittsburgh, PA 15219-4776 412 433 2877 Fax: 412-433-2811 email: rmstanton@uss.com	Robert M. Stanton Assistant General Counsel- Corporate & Assistant Secretary

February 15, 2013

Board of Directors

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219

Ladies and Gentlemen:

I am Assistant General Counsel—Corporate and Assistant Secretary of United States Steel Corporation, a Delaware corporation (hereinafter the “Corporation”), and have served as counsel to the Corporation in connection with the preparation of the Registration Statement on Form S-3 filed on or about the date hereof (hereinafter the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the possible sale from time to time of the following securities of the Corporation: (1) Senior Debt Securities and Subordinated Debt Securities (collectively, the “Debt Securities”), (2) Preferred Stock, (3) Depositary Shares (“Depositary Shares”), (4) shares of common stock, $1.00 par value per share (“Common Stock”) , (5) Warrants to purchase Debt Securities, Depositary Shares, Preferred Stock or Common Stock (collectively, the “Warrants”), (6) Stock Purchase Contracts, or (7) Stock Purchase Units or any combination of the foregoing (the Debt Securities, the Common Stock, the Preferred Stock, the Depositary Shares, the Warrants, the Stock Purchase Contracts and the Stock Purchase Units collectively referred to herein as the “Securities” and the Preferred Stock and the Common Stock are collectively referred to as the “Shares”) The Depositary Shares are to be issued pursuant to a depositary agreement between the Corporation and a depositary (the “Depositary Agreement”). The Warrants are to be issued pursuant to a warrant agreement between the Corporation and a warrant agent (the “Warrant Agreement”).

I am familiar with the Corporation’s Certificate of Incorporation and its By-laws. I have also examined, or caused those acting under my supervision to have examined, the Registration Statement, the forms of Indenture between the Corporation and The Bank of New York Mellon, formerly known as The Bank of New York, pursuant to which the Debt Securities will be issued (collectively, the “Indenture”), and such other records and documents, including certificates of government officials and corporate officers, that I have deemed necessary or desirable in rendering the opinion set forth below. In rendering such opinion, I have assumed (a) the documents reviewed and relied upon in giving the opinion are true and correct copies of the original documents, and the signatures on such documents are genuine; (b) the representations of officers and employees are correct as to questions of fact; (c) the persons identified as officers are actually serving as such and that any certificates representing the securities will be properly executed by one or more such persons; (d) the persons executing the documents examined by counsel

United States Steel Corporation

February 15, 2013

have the legal capacity to execute such documents; (e) the registration statement has been declared effective pursuant to the Securities Act, or the trust indenture has been qualified pursuant to the Trust Indenture Act; (f) the board of directors or a pricing committee established and authorized by the board of directors will have taken action necessary to set the sale price of the Securities; and (g) the investors or underwriters will actually pay in full all amounts that they have agreed to pay to purchase the Securities.

Based upon the foregoing, I am of the opinion that:

1.	When the Debt Securities have been duly authorized and are executed and authenticated in accordance with the terms of the Indenture and delivered to holders against receipt of payment (or, if delivered to holders upon exercise of Warrants, when delivered in accordance with the Warrant Agreement), the Debt Securities will be legal, valid and binding obligations of the Corporation enforceable against it in accordance with the terms thereof and entitled to the benefits of the Indenture.

2.	When the Shares have been duly authorized and delivered against receipt of payment (or, if delivered to holders upon exercise of Warrants, Stock Purchase Contracts or Stock Purchase Units, when delivered in accordance with the Warrant Agreement, the terms of the Stock Purchase Contracts and the terms of the Stock Purchase Units, as the case may be), the Shares will be validly issued, fully paid and non-assessable and not subject to any preemptive rights.

3.	When a Depositary Agreement has been duly authorized, executed and delivered by the Corporation and the depositary party thereto and the Depositary Shares have been duly authorized and duly issued in accordance with such Depositary Agreement and when duly paid for and delivered in accordance with the procedures described in the Registration Statement and any prospectus supplement relating to such sale, the Depositary Shares will be validly issued, fully paid and non-assessable and not subject to any preemptive rights.

4.	When a Warrant Agreement has been duly authorized, executed and delivered by the Corporation and the Warrants have been duly authorized and duly executed in accordance with such Warrant Agreement and when duly paid for and delivered in accordance with the procedures described in the Registration Statement and any prospectus supplement relating to such sale, the Warrants will be legal, valid and binding obligations of the Corporation enforceable against it in accordance with and subject to the terms thereof and of such Warrant Agreement and entitled to the benefits of the Warrant Agreement.

5.	When Stock Purchase Contracts have been duly authorized, executed and delivered by the Corporation and when duly paid for and delivered in accordance with the procedures described in the Registration Statement and any prospectus supplement relating to such sale, the Stock Purchase Contracts will be legal, valid and binding obligations of the Corporation enforceable against it in accordance with and subject to the terms thereof.

6.

When Stock Purchase Units have been duly authorized, executed and delivered by the Corporation and when duly paid for and delivered in accordance with the procedures described in the Registration Statement and any prospectus supplement relating to such sale,

United States Steel Corporation

February 15, 2013

the Stock Purchase Units will be legal, valid and binding obligations of the Corporation enforceable against it in accordance with and subject to the terms thereof.

The opinions set forth above are qualified to the extent such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditor’s rights generally; (b) general equitable principles concerning specific performance and other equitable remedies; and (c) general matters of public policy including requirements of good faith and fair dealing.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement and the prospectus that forms a part thereof. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Robert M. Stanton

Robert M. Stanton